Contact:

Vince Reardon
Sr. Director, Investor Relations &
Corporate Communications
Anadys Pharmaceuticals, Inc.
(858) 530-3653
vreardon@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

San Diego, November 1, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel anti-infective medicines, today reported its operational highlights and financial results for the quarter ended September 30, 2005.

“We are very proud of what we accomplished in the past quarter,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “We made significant progress in the clinical development of ANA975, our lead Toll-Like Receptor-based, small molecule product candidate. We strengthened our financial posture with substantial proceeds both from a follow-on stock offering and upfront and milestone payments from our collaboration with Novartis, ending the quarter with a cash balance of $112 million. We enhanced our Board of Directors with a key addition. Finally, we are moving forward promising compounds in our pipeline.”

Recent Highlights

•	Received $30 Million in Upfront and Milestone Payments from Novartis. The U.S. Food and Drug Administration accepted Anadys’ IND application to evaluate ANA975, for which Anadys received a $10 million milestone payment from Novartis. In addition to this payment and a $20 million upfront payment received in July 2005, Anadys is eligible to receive up to $540 million in regulatory and commercial milestone payments based on the successful development and commercialization of ANA975.

•	Closed Follow-on Public Offering. Anadys closed a public offering of 5,750,000 shares of common stock, including 750,000 shares issued upon exercise of an option granted to the underwriters to cover over-allotments, at a public offering price of $12.40 per share. The aggregate gross proceeds of the offering, including the shares issued upon exercise of the over-allotment option, were $71.3 million. Net proceeds were $66.4 after payment of underwriting discounts and commissions and deduction of offering expenses.

•	Announced Publication of Clinical Study of Isatoribine in Chronic Hepatitis C Demonstrating Proof of Concept. The results of a Phase IB clinical trial of isatoribine (ANA245) were published in Hepatology, the official journal of the American Association for the Study of Liver Disease. This peer-reviewed publication concluded that administration of isatoribine over seven days resulted in biological activity and a statistically significant antiviral effect with relatively few and mild side effects. ANA975 is an oral prodrug of isatoribine.

•	Appointed Mark G. Foletta to Anadys’ Board of Directors. In September Anadys appointed Mark G. Foletta to its Board of Directors and Audit Committee. Mr. Foletta is the Chief Financial Officer and Vice President, Finance, of Amylin Pharmaceuticals, Inc.

Financial Results
Anadys reported revenues of $1.74 million for the third quarter of 2005, compared to $356,000 for the third quarter of 2004. Revenues for the quarter were primarily derived from the Company’s collaborations with Novartis and Roche.

Operating expenses were $5.72 million for the quarter, compared to $7.51 million for the third quarter of 2004. This decrease was primarily attributable to the recording of a $3.59 million offset in research and development expense, which represents an estimate of Novartis’ share of ANA975 research and development expenses incurred by Anadys from June 1, 2005 to September 30, 2005. Net loss applicable to common stockholders was $3.41 million for the quarter, compared to $7.04 million for the same period in 2004. Basic and diluted net loss per common share was $0.13 in the third quarter of 2005, compared to a basic and diluted net loss per common share of $0.32 for the third quarter of 2004.

Revenues for the nine months ended September 30, 2005 were $2.88 million, compared to $1.25 million for the same period in 2004. For the nine months ended September 30, 2005, Anadys reported a net loss applicable to common stockholders of $18.86 million, compared to $25.61 million for the same period last year.

Basic and diluted net loss per common share for the nine months ended September 30, 2005 was $0.80, compared to $1.65 for the same period in 2004. Pro forma basic and diluted net loss per common share (assuming the conversion of preferred stock to common stock, which was automatically effected in conjunction with the Company’s IPO, took place as of the original date of issuance) for the nine months ended September 30, 2004 was $1.28.

As of September 30, 2005, the Company’s cash, cash equivalents and securities available-for-sale totaled $112.3 million.

Webcast of Conference Call
Anadys will host a conference call today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss its third quarter financial results and operational highlights. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial (888) 286-8010 or (617) 801-6888, passcode 89106893. The webcast and telephone replay will be available through November 15, 2005.

About Anadys
Anadys Pharmaceuticals, Inc. is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and other serious infections. The Company has core expertise in Toll-Like Receptor-based small molecule therapeutics and structure-based drug design coupled with medicinal chemistry. Anadys’ clinical development programs include ANA975 for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the potential value of the collaboration with Novartis, Anadys’ receipt of potential milestone payments from Novartis, the predictive power of viral load reduction resulting from administration of isatoribine to HCV infected patients and the safety and tolerability profile of isatoribine, as well as references to the advancement of Anadys’ pipeline. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks related to the implementation of its collaboration with Novartis, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended June 30, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September, 30
	2005	2004	2005	2004
Revenues	$1,737	$356	$2,880	$1,252
Operating expenses	5,723	7,507	22,561	26,796
Interest income, net	572	110	852	113

Net loss	(3,414)	(7,041)	(18,856)	(25,431)

Accretion to redemption value of redeemable
convertible preferred stock	—	—	—	(175)

Net loss applicable to common stockholders	$(3,414)	$(7,041)	$(18,856)	$(25,606)

Net loss per share, basic and diluted	$(0.13)	$(0.32)	$(0.80)	$(1.65)

Share used in calculating net loss per share,
basic and diluted	25,819	22,248	23,554	15,504

Pro forma net loss per share, basic and diluted	$(0.13)	$(0.32)	$(0.80)	$(1.28)
Pro forma shares used in calculating net loss
per share, basic and diluted	25,819	22,248	23,554	19,850

In connection with our initial public offering each share of Series C redeemable convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for 5.10 shares of preferred stock. Each share of Series A-1, A-2, A-3, A-4, A-5, and B of convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for approximately 11.92, 11.92, 10.62, 7.38, 3.36, and 2.35 shares of preferred stock, respectively. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities
available-for-sale	$112,337	$33,674
Other current assets	4,845	1,324
Noncurrent assets	5,288	5,951

Total assets	$122,470	$40,949

Liabilities and stockholders’ equity
Current Liabilities	$14,004	$6,997
Long-term debt	838	1,193
Other long-term liabilities	26,231	1,474
Stockholders’ equity	81,397	31,285

Total liabilities and stockholders’ equity	$122,470	$40,949